Exhibit 1

BAYTEX ENERGY TRUST

Notice of

Annual and Special Meeting of Unitholders

to be held on Wednesday, May 11, 2005

The annual and special meeting of the unitholders of Baytex Energy Trust will be held in the Alberta Room of the Fairmont Palliser Hotel, 133 - 9th Avenue, S.W., Calgary, Alberta on Wednesday, May 11, 2005 at 3:00 p.m. (Calgary time) to:

1.                                       receive and consider our financial statements for the year ended December 31, 2004, together with the report of the auditors;

2.                                       fix the number of directors of Baytex Energy Ltd. to be elected at the meeting at 7 members;

3.                                       elect 7 directors of Baytex Energy Ltd.;

4.                                       appoint the auditors and to authorize the directors to fix their remuneration as such;

5.                                       approve certain amendments to our trust unit rights incentive plan; and

6.                                       transact such other business as may properly be brought before the meeting or any adjournment thereof.

The specific details of the matters proposed to be put before the meeting are set forth in the information circular - proxy statement accompanying this notice.

If you are unable to attend the meeting in person, we request that you date and sign the enclosed form of proxy and mail it to or deposit it with Valiant Trust Company, Suite 310, 606 – 4th Street SW, Calgary, Alberta T2P 1T1. In order to be valid and acted upon at the meeting, forms of proxy must be returned to the aforesaid address not less than 24 hours before the time for holding the meeting or any adjournment thereof.

Only unitholders of record at the close of business on April 4, 2005 will be entitled to vote at the meeting, unless that unitholder has transferred any units subsequent to that date and the transferee unitholder, not later than 10 days before the meeting, establishes ownership of the units and demands that the transferee’s name be included on the list of unitholders.

DATED at Calgary, Alberta this 4th day of April, 2005.

By order of the Board of Directors of
Baytex Energy Ltd.

(signed) Shannon M. Gangl

Corporate Secretary

BAYTEX ENERGY TRUST

Information Circular - Proxy Statement

for the Annual and Special Meeting to be held on May 11, 2005

PROXIES

Solicitation of Proxies

This information circular - proxy statement is furnished in connection with the solicitation of proxies for use at the annual and special meeting of the unitholders of Baytex Energy Trust to be held on May 11, 2005 in the Alberta Room of the Fairmont Palliser Hotel, located at 133 - 9th Avenue, S.W., Calgary, Alberta and at any adjournment thereof.  Forms of proxy must be addressed to and reach Valiant Trust Company, Suite 310, 606 - 4th  Street S.W., Calgary, Alberta T2P 1T1, not less than 24 hours before the time for holding the meeting or any adjournment thereof.  Only unitholders of record at the close of business on April 4, 2005 will be entitled to vote at the meeting, unless that unitholder has transferred any trust units subsequent to that date and the transferee unitholder, not later than ten  days before the meeting, establishes ownership of the trust units and demands that the transferee’s name be included on the list of unitholders.

We have two outstanding types of securities that entitle holders to vote generally at meetings of unitholders, being trust units and special voting units.  Each trust unit outstanding on the record date is entitled to one vote.  A single special voting unit was issued to Valiant Trust Company as trustee under a Voting and Exchange Trust Agreement for the benefit of holders of exchangeable shares issued by our subsidiary, Baytex Energy Ltd. (“Baytex”) in connection with a plan of arrangement which was effective September 2, 2003.  This special voting unit is entitled to one vote for each exchangeable share outstanding on the record date.  The trust units and the special voting unit vote together as a single class on all matters. Valiant Trust Company is required to vote the special voting unit in the manner that holders of exchangeable shares instruct, and to abstain from voting on the exchangeable shares for which Valiant Trust Company does not receive instructions.

The instrument appointing a proxy must be in writing and must be executed by you or your attorney authorized in writing or, if you are a corporation, under your corporate seal or by a duly authorized officer or attorney of the corporation.

The persons named in the enclosed form of proxy are officers of Baytex.  As a unitholder you have the right to appoint a person, who need not be a unitholder, to represent you at the meeting.  To exercise this right you should insert the name of the desired representative in the blank space provided on the form of proxy and strike out the other names or submit another appropriate proxy.

Advice to Beneficial Holders of Trust Units

The information set forth in this section is of significant importance to you if you do not hold your trust units in your own name.  Only proxies deposited by unitholders whose names appear on our records as the registered holders of trust units can be recognized and acted upon at the meeting.  If trust units are listed in your account statement provided by your broker, then in almost all cases those trust units will not be registered in your name on our records.  Such trust units will likely be registered under the name of your broker or an agent of that broker.  In Canada, the vast majority of such trust units are registered under the name of CDS & Co., the registration name for The Canadian Depository for Securities Limited, which acts as nominees for many Canadian brokerage firms.  Trust units held by your broker or their nominee can only be voted upon your instructions.  Without specific instructions, your broker or their nominee is prohibited from voting your trust units.

Applicable regulatory policy requires your broker to seek voting instructions from you in advance of the meeting.  Every broker has its own mailing procedures and provides its own return instructions, which you should carefully follow in order to ensure that your trust units are voted at the meeting.  Often, the form of proxy supplied by your broker is identical to the form of proxy provided to registered unitholders.  However, its purpose is limited to instructing the registered unitholder how to vote on your behalf.  The majority of brokers now delegate responsibility for obtaining instructions from clients to ADP Investor Communication (“ADP”) or another intermediary.  If you receive a voting instruction form from ADP or another intermediary it cannot be used as a proxy to vote trust units directly at the meeting as the proxy must be returned (or otherwise reported as provided in the voting instruction form) as described in the voting instruction form well in advance of the meeting in order to have the trust units voted.

Revocability of Proxy

You may revoke your proxy at any time prior to a vote.  If you or the person you give your proxy attends personally at the meeting you or such person may revoke the proxy and vote in person.  In addition to revocation in any other manner permitted by law, a proxy may be revoked by an instrument in writing executed by you or your attorney authorized in writing or, if you are a corporation, under your corporate seal or by a duly authorized officer or attorney of the corporation.  To be effective the instrument in writing must be deposited either at our head office at any time up to and including the last business day before the day of the meeting, or any adjournment thereof, at which the proxy is to be used, or with the chairman of the meeting on the day of the meeting, or any adjournment thereof.

Persons Making the Solicitation

This solicitation is made on behalf of our management.  We will bear the costs incurred in the preparation and mailing of the form of proxy, notice of annual and special meeting and this information circular - proxy statement.  In addition to mailing forms of proxy, proxies may be solicited by personal interviews, or by other means of communication, by our directors, officers and employees who will not be remunerated therefor.

Exercise of Discretion by Proxy

The trust units represented by proxy in favour of management nominees will be voted on any poll at the meeting.  Where you specify a choice with respect to any matter to be acted upon the trust units will be voted on any poll in accordance with the specification so made.  If you do not provide instructions, your trust units will be voted in favour of the matters to be acted upon as set out herein.  The persons appointed under the form of proxy which we have furnished are conferred with discretionary authority with respect to amendments or variations of those matters specified in the form of proxy and notice of annual and special meeting and with respect to any other matters which may properly be brought before the meeting or any adjournment thereof.  At the time of printing this information circular - proxy statement, we know of no such amendment, variation or other matter.

Voting By Holders Of Exchangeable Shares

Valiant Trust Company holds one special voting unit for holders of exchangeable shares.  The special voting unit is entitled to a number of votes at the meeting equal to the aggregate number of outstanding exchangeable shares.  Each holder of exchangeable shares is entitled to give Valiant Trust Company voting instructions for a number of votes equal to the number of that holder’s exchangeable shares.  A voting direction is the means by which you may authorize the voting of your voting rights at the meeting.  Valiant Trust Company will exercise each vote only as you directed on the voting direction.  In the absence of your instructions to voting, Valiant Trust Company will not exercise your votes.  You may also instruct Valiant Trust Company to give a proxy entitling your designee to vote personally the relevant number of votes or to grant to our management a proxy to vote those votes.  The procedures for holders of exchangeable shares to instruct Valiant Trust Company about voting at the meeting are explained in the “Voting Direction for Holders of Exchangeable Shares” that has been provided to holders of exchangeable shares with this information circular – proxy statement.

VOTING UNITS AND PRINCIPAL HOLDERS THEREOF

We are authorized to issue an unlimited number of trust units and an unlimited number of special voting units without nominal or par value which may be issued for such consideration as may be determined by resolution of the board of directors.  As at March 15, 2005, there were 66,674,869 trust units issued and outstanding. As a holder of trust units you are entitled to one vote for each trust unit you own.  As at March 15, 2005, there were 1,860,944 exchangeable shares issued and outstanding.  As a holder of exchangeable shares you are entitled to one vote for each exchangeable share you own.

As at March 15, 2005, our directors and officers, as a group, beneficially owned, directly or indirectly, or exercised control over 484,376 trust units or approximately 0.73% of the issued and outstanding trust units, 605,129 exchangeable shares or approximately 33% of the issued and outstanding exchangeable shares or approximately 1.6% of the votes to be cast at the meeting.

To the knowledge of our directors and officers, as at April 4, 2005 no person or company beneficially owned, directly or indirectly, or exercised control or direction, trust units or exchangeable shares entitled to more than 10% of the votes which may be cast at the meeting.

MATTERS TO BE ACTED UPON AT THE MEETING

Election of Directors

At the meeting, the unitholders will be asked to fix the number of directors of Baytex to be elected at the meeting at 7 members and to elect 7 directors.

Management is soliciting proxies, in the accompanying form of proxy, for an ordinary resolution in favour of fixing the board of directors at 7 members, and in favour of the election as directors of the 7 nominees set forth below:

John A. Brussa	Naveen Dargan
W. A (Blake) Cassidy	R.E.T. (Rusty) Goepel
Raymond T. Chan	Dale O. Shwed
Edward Chwyl

In the event that a vacancy among such nominees occurs because of death or for any reason prior to the meeting, the proxy shall not be voted with respect to such vacancy.

Each director elected at the meeting will hold office until the next annual meeting of the unitholders, or until his successor is duly elected or appointed, unless his office is vacated earlier.

The names and municipalities of residence of all of the persons nominated for election as directors, the approximate number of trust units and exchangeable shares beneficially owned, directly or indirectly, or over which control or direction is exercised, by each of them, the dates on which they became directors, and their principal occupations, as of March 15, 2005, were as follows:

Name	Principal occupation	Director Since	Number of trust units / exchangeable shares beneficially owned directly or indirectly or over which control or direction is exercised
Edward Chwyl (2)(3) Victoria, B.C.	Chairman of Baytex	May 2003	25,000/NIL
Raymond T. Chan Calgary, AB	President and Chief Executive Officer of Baytex	October 1998	208,397/NIL
W. A. Blake Cassidy (1)	Retired Banker	February 1994	NIL/NIL
John A. Brussa (2)(3)(5) Calgary, AB	Partner, Burnet, Duckworth & Palmer LLP (law firm)	October 1997	158,320/NIL
Naveen Dargan (1)(3) Calgary, AB	Independent Businessman	September 2003	25,000/NIL
R.E.T. (Rusty) Goepel Vancouver, B.C.	Senior Vice President, Raymond James Ltd. and predecessor companies	Nominee	23,000/NIL
Dale O. Shwed (1)(2)(6) Calgary, AB	President and Chief Executive Officer of Crew Energy Inc.	June 1993	110,882/605,129

Notes:

(1)                                  Member of the audit committee, which is required under the Business Corporations Act (Alberta).

(2)                                  Member of the reserves committee.

(3)                                  Member of the compensation committee.

(4)                                  Baytex does not have an executive committee.

(5)                                  Mr. Brussa was a director of Imperial Metals Limited, a corporation engaged in both oil and gas and mining operations, in the year prior to that corporation implementing a plan of arrangement under the Company Act (British Columbia) and under the Companies’ Creditors Arrangement Act (Canada) which resulted in the separation of its two businesses and the creation of two public corporations:  Imperial Metals Corporation and IEI Energy Inc. (now Rider Resources Ltd.). The plan of arrangement was completed in April 2002.

(6)                                  Mr. Shwed was a director of Echelon Energy Inc., a private company incorporated under the Business Corporations Act (Alberta).  In September 1999, a receiver manager was appointed over the assets of Echelon.

The information as to voting securities beneficially owned, directly or indirectly, is based upon information furnished to us by the nominees.

Appointment of Auditors

Management is soliciting proxies, in the accompanying form of proxy, in favour of the appointment of the firm of Deloitte & Touche LLP, Chartered Accountants, as our auditors, to hold office until the next annual meeting of the unitholders and to authorize the directors to fix their remuneration as such.

Fees accrued to the Trust’s auditors, Deloitte & Touche LLP, for services rendered for the fiscal year 2004 are as follows: (i) for audit and related services $254,548; (ii) for tax planning and compliance $184,403 and (iii) $68,935 for other consulting services.

Amendment to Trust Unit Rights Incentive Plan

We have a trust unit rights incentive plan that was approved at a meeting of Baytex pursuant to which the  plan of arrangement was approved from which we commenced operations.  The number of rights issuable in our plan is currently fixed at 5,800,000 units.  As at March 15, 2005, we have rights to acquire 3,563,720 trust units (approximately 5.34% of the currently outstanding trust units) outstanding pursuant to the plan, all having been issued since September, 2003. Since the implementation of our plan, 189,045 rights have been exercised and

622,835  rights have been cancelled resulting in an aggregate of 5,610,955 rights currently being reserved for issuance under our plan.

Effective January 1, 2005, the Toronto Stock Exchange amended its rules relating to share compensation arrangements for incentive plans.  As a result of the Toronto Stock Exchange revisions to compensation arrangements for trust unit rights incentive plans, we propose to amend our trust unit rights incentive plan as follows:

1.                                       delete the reference to a maximum number of trust units issuable or reserved pursuant to the plan, and provide that the maximum number of trust units issuable pursuant to the plan shall be a “rolling” maximum equal to 10% of the outstanding trust units plus the number of trust units which may be issued on the exchange of outstanding exchangeable shares.  Any increase in the issued and outstanding trust units will result in an increase in the available number of trust units issuable under the plan, and any exercises of incentive rights will make new grants available under the plan effectively resulting in a re-loading of the number of rights available to grant under the plan;

2.                                       amend the definition of “grant price”, being the lowest price that the original exercise price of a trust unit incentive right may be issued.  Currently, under our plan, the grant price of a trust unit incentive right cannot be lower than the closing price of the trust units on the Toronto Stock Exchange on the last trading day prior to the date of grant.  The amended plan will  specify that the grant price will be based on the volume weighted average trading price of the trust units for the 5 trading days prior to the date of grant;

3.                                       in compliance with the Toronto Stock Exchange rules, amend the plan to allow for the directors by resolution to amend the plan without unitholder approval; however, the directors will not be entitled to amend a trust unit incentive right held by an insider to lower the exercise price or to extend the expiry date.  Any amendments would remain subject to Toronto Stock Exchange approval.  Examples of amendments that would be permitted pursuant to this approval include amendments of a “housekeeping” nature, a change to the vesting provisions of a trust unit incentive right or the plan, a change to the termination provisions of a trust unit incentive right or the plan which does not entail an extension beyond the original expiry date or the addition of a cashless exercise feature, payable in securities or cash, which provides for a full deduction of the number of underlying securities from the plan reserve.  This approval would not allow the directors by resolution to increase the maximum number of trust units issuable under the plan without appropriate unitholder and Toronto Stock Exchange approval.

4.                                       to amend the plan to provide that: (a) the number of trust units issuable to insiders under the plan, and any other security based compensation of the Trust, cannot exceed 10% of the issued and outstanding trust units; and (b) the number of trust unit incentive rights issued to insiders, within any one year period, under the plan and all other security based compensation arrangements of the Trust, cannot exceed 10% of the issued and outstanding trust units.

The Toronto Stock Exchange amended rules stipulate that all security based compensation arrangements, including trust unit rights incentive plans, must be approved by unitholders every 3 years.  If the plan is reapproved as proposed to be amended at this meeting, it will need to be approved by unitholders again in 3 years to continue in effect past that time.

The trust unit rights incentive plan would continue to have the following features, among others:

1.                                       our directors, officers, employees and consultants and other service providers, or those of our subsidiaries, are eligible to receive trust unit incentive rights under the plan;

2.                                       the number of trust units issuable pursuant to the plan to non-management directors will be limited to a maximum of 1% of the total outstanding trust units;

3.                                       the exercise price (“Exercise Price”) per trust unit incentive right granted will be calculated by deducting from the grant price all monthly distributions, on a per unit basis, made by the Trust after the grant date where all such monthly distributions represent a return of more than 0.833% of the Trust’s recorded cost of oil and natural gas properties less accumulated depreciation and depletion and any future income tax liability associated with such oil and natural gas properties at the end of that month.  For greater certainty, where a grant date falls other than on the first day of a calendar month, the per unit amount of the distribution deducted from the grant price for that calendar month shall be pro-rated from the grant date to the end of such calendar month.  In no event shall the exercise price be less than $1.00; and

4.                                       the plan  is administered by the Board of Directors and the Board may establish a minimum Exercise Price and vary the vesting and expiry periods under the Plan provided that the duration of the trust unit incentive rights shall not exceed five years.

Accordingly, at the Meeting, the following ordinary resolution will be presented:

“BE IT RESOLVED, as an ordinary resolution of the unitholders of Baytex Energy Trust (the “Trust”), that:

1.                                            the trust unit rights incentive plan of the Trust shall be amended and approved as described under the heading “Amendment to Trust Unit Rights Incentive Plan” in the information circular relating to this meeting; and

2.                                            any one officer or director of Baytex Energy Ltd. be and is hereby authorized to execute and deliver all such agreements and documents, whether under the corporate seal or otherwise, and to take all action, as such officer or director shall deem necessary or appropriate to give effect to the foregoing resolution.”

The resolution to amend our trust unit rights incentive plan must be approved by our unitholders. Pursuant to the requirements of the Toronto Stock Exchange, the foregoing resolution must be approved by a simple majority of the votes cast at the meeting by the unitholders voting in person or by proxy.  Unless otherwise directed, it is the intention of our management to vote the form of proxy provided to our unitholders in favour of the foregoing resolution.

DIRECTORS’ AND OFFICERS’ COMPENSATION

Compensation Committee

The compensation committee of Baytex is composed of three members:

Edward Chwyl (Chairman)

John A. Brussa

Naveen Dargan

Each of these directors are independent, non-employee directors and are not eligible to participate in any of Baytex’s executive compensation benefit programs but are entitled to participate in our unit rights incentive plan.  Each of the members of the compensation  committee currently hold trust unit incentive rights under this plan.  The compensation committee met one time in 2004.

Compensation Committee Report on Compensation

TO:                                                    The Unitholders of Baytex Energy Trust

The Committee exercises general responsibility regarding overall employee and executive compensation. It also determines the total compensation of the Chief Executive Officer of Baytex, subject to Board approval. The Committee meets at least annually with the Chief Executive Officer to review other employees’ salaries but direct approval of those salaries is provided by the Board annually through the approval of the general and administrative expense budget.

The Chief Executive Officer and the Committee performs a comparative compensation analysis for its senior officers and employees on an annual basis. As part of this analysis, the Chief Executive Officer and the Committee compare Baytex’s compensation to industry specific and independently compiled compensation data from a nationally recognized human resources consulting firm. This analysis ensures that the compensation paid to its officers and employees is commensurate with other Canadian oil and gas companies and energy income trusts of similar size and character. In addition, the Committee reviews the compensation structure of Baytex with respect to its senior officers to ensure that Baytex is able, and continues to be able, to attract and retain qualified and experienced individuals to its team of senior officers and to motivate these individuals to perform to the best of their ability and in the best interests of the Trust.

Executive compensation consists of essentially three components: (1) base salary, (2) bonuses and 3) trust unit incentive rights. The employment benefits offered are generally typical of those provided by companies in the oil and gas industry. Each of these compensation components is summarized in the following sections.

Base Salaries

Base salaries are an important component of the overall compensation package for senior officers. It is usually the largest portion of annual compensation. The Committee ensures the base salaries for the Chief Executive Officer and for the other executive officers are comparable to the amounts paid to similar executive officers of companies of similar size and character in the oil and gas industry in Canada. As described above, the level of salaries relative to the industry is verified using independent and industry specific compensation data.

Bonuses

An annual bonus may be paid, at the end of the year, based on the Committee’s subjective assessment of Baytex’s general performance and the Chief Executive Officer’s and the other executive officers’ contribution to performance. Also, a bonus payment may be made to adjust the total cash compensation of the Chief Executive Officer or the other executive officers, as the case may be, to account for growth in the size of Baytex during the year. In effect, growth in size by Baytex during the year may have altered Baytex’s peer group for comparison purposes. There is generally a direct relationship between corporate size and base salary. Baytex may use a bonus payment to increase total cash compensation in line with Baytex’s peer group.

Long-Term Incentive Compensation

Baytex’s long-term incentive compensation program is achieved through the granting of trust unit incentive rights. The Committee believes that the granting of trust unit incentive rights serves to motivate executive officers and employees to achieve Baytex’s strategic objectives, and to align the interests of executive officers and employees with the interests of the Unitholders. Trust unit incentive rights are granted with a five-year term and vest 33.33% annually.

Summary

The compensation committee believes that long term unitholder value is enhanced by compensation based upon corporate performance achievements.  Through the plans described above, a significant portion of the compensation for all employees, including executive officers, is based on corporate performance, as well as industry-competitive pay practices.

Submitted by the Compensation Committee:

Edward Chwyl (Chairman)
John A. Brussa
Naveen Dargan

Compensation of Named Executive Officers

The following table sets forth information concerning the compensation paid to our Chief Executive Officer, Chief Financial Officer and the next four highest paid executive officers for the years ended December 31, 2004, 2003 and 2002.

					Long-term compensation
	Annual compensation				Awards		Payouts
Name and principal position	Fiscal year	Salary ($)	Bonus ($)	Other annual compensation (1) ($)	Securities under options granted (2) (#)	Securities subject to resale restriction ($)	LTIP payouts ($)	All other compensation ($)
Raymond T. Chan (3)	2004	375,000	320,000	NIL	120,000	N/A	N/A	718,125	(8)
President and Chief	2003	300,000	250,000	NIL	350,000	N/A	N/A	NIL
Executive Officer	2002	250,000	250,000	NIL	300,000	N/A	N/A	NIL

Daniel G. Belot (4)	2004	190,000	50,000	NIL	25,000	N/A	N/A	NIL
Vice President, Finance	2003	185,000	25,000	NIL	175,000	N/A	N/A	NIL
and Chief Financial Officer	2002	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Anthony W. Marino (5)	2004	275,000	40,000	NIL	240,000	N/A	N/A	NIL
Chief Operating Officer	2003	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2002	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Richard W. Naden (6)	2004	215,00	NIL	NIL	NIL	N/A	N/A	1,000,000
Vice President Engineering	2003	196,667	75,000	NIL	175,000	N/A	N/A	NIL
and Operations	2002	180,000	45,000	NIL	45,000	N/A	N/A	NIL

Randal J. Best (7)	2004	210,000	150,000	NIL	75,000	N/A	N/A	NIL
Vice President,	2003	200,000	40,000	NIL	175,000	N/A	N/A	NIL
Corporate Development	2002	NA	NA	NA	NA	N/A	N/A	NA

Ralph W. Gibson	2004	195,000	100,000	NIL	50,000	N/A	N/A	268,300	(8)
Vice President, Marketing	2003	185,000	80,000	NIL	175,000	N/A	N/A	NIL
	2002	160,000	50,000	NIL	75,000	N/A	N/A	NIL

Notes:

(1)                                  The value of perquisites and other personal benefits received by the named executive officers is not greater than 10% of the total salary and bonus or $50,000 for the period.

(2)                                  For 2002 the securities under options granted relates to Baytex prior to the plan of arrangement and for 2003 and 2004 the securities under options granted relates to Baytex Energy Trust.

(3)                                  Mr. Chan became the President and Chief Executive Officer of Baytex in September 2003 upon completion of the plan of arrangement.  Prior thereto, he was the Senior Vice President and Chief Financial Officer.

(4)                                  Mr. Belot became the Vice President, Finance and Chief Financial Officer of Baytex in September, 2003.

(5)                                  Mr. Marino became the Chief Operating Officer in November, 2004.

(6)                                  Mr. Naden ceased to be Vice President Engineering and Operations in June 2004.

(7)                                  Mr. Best became the Vice President, Corporate Development in September, 2003.

(8)                                  Amount paid in accordance with employment retention arrangement pursuant to the plan of arrangement effective September 2, 2003.

Trust Unit Rights Granted During the Year Ended December 31, 2004

The following table sets forth details with respect to all rights granted under the trust unit rights incentive plan to our Chief Executive Officer, our Chief Financial Officer and the next four highest paid executive officers during 2004.

Name	Securities under rights granted (#)	Percentage of total rights granted to employees in 2004 (%)	Exercise or base price ($/security)	Market value of securities underlying rights on date of grant ($/security)	Expiration Date
Raymond T. Chan	120,000	9.25	$12.75	$12.75	Dec. 13/2009
Daniel G. Belot	25,000	1.93	$12.75	$12.75	Dec. 13/2009
Anthony W. Marino	240,000	18.50	$12.00	$12.00	Sept. 7, 2009
Richard W. Naden	NIL	NIL	N/A	N/A	N/A
Randal J. Best	75,000	5.78	$12.75	$12.75	Dec. 13/2009
Ralph W. Gibson	50,000	3.86	$12.75	$12.75	Dec. 13/2009

The above rights to acquire trust units were granted pursuant to the trust unit rights incentive plan.  The first 33.33% of the rights are exercisable one year from the date of grant and the remainder are exercisable at the rate of 33.33% each year thereafter.  Rights expire five years after their date of grant.

Equity Compensation Plan Information

The following table outlines the number of trust units issuable upon the exercise of outstanding rights, the weighted average exercise price of outstanding rights and the number of trust units available for future issuance under the plan as at March 15, 2005.

	# of trust units to be issued upon exercise of outstanding rights	Weighted-average exercise price of outstanding rights	# of available trust units available for future issuance under the plan
Trust units under Trust Unit Rights Incentive Plan approved by unitholders(1)	3,563,720	$9.44	2,047,235
Trust units under Trust Unit Rights Incentive Plan not approved by unitholders	N/A	N/A	N/A

Note:

(1)                                  A fixed number of trust units under our plan has been approved by unitholders.  However, unitholders are being asked to approve certain amendments to our plan to provide for a “rolling” plan.  See “Amendment to Trust Units Rights Incentive Plan” above.

Trust Units Rights exercises during the Year Ended December 31, 2004 and Year End Rights Values

The following table sets forth with respect to our Chief Executive Officer, our Chief Financial Officer and the next four highest paid executive officers, the number of rights exercised and the number of unexercised rights and the value of in-the-money rights based upon the closing price of the trust units of $12.77 on December 31, 2004.

Name	Securities acquired on exercise (#)	Aggregate value realized ($)	Unexercised incentive rights at year-end (#) exercisable / unexercisable	Value of unexercised in-the-money incentive rights at year-end(1) ($) exercisable / unexercisable
Raymond T. Chan	NIL	NIL	116,666/353,334	487,667/977,733
Daniel G. Belot	NIL	NIL	58,333/141,667	246,167/492,833
Anthony W. Marino	NIL	NIL	NIL/240,000	NIL/285,600
Richard W. Naden	NIL	NIL	NIL / NIL	NIL/NIL
Randal J. Best	NIL	NIL	58,333/191,667	315,583/632,667
Ralph W. Gibson	NIL	NIL	58,333/166,667	243,833/488,667

Note:

(1)                                    After giving effect to the adjustment to the exercise price of the rights held by the named executive officer in accordance with out trust unit incentive plan as at December 31, 2004.

Retirement Plans

We have no retirement plans for our employees.

Employment Agreement and Change of Control Agreements

Baytex has entered into an employment agreement with Mr. Chan which provides that in the event that the executive’s employment with Baytex is terminated without cause or upon a change of control of Baytex as defined in the agreement, and subject to certain conditions being met, Mr. Chan may receive a payment equal to 30 months salary, a bonus consideration and other employment benefits.  Baytex has also entered into change of control agreements with the other officers.  The agreements provide that in the event of a change of control of Baytex as defined, and subject to certain conditions being met, the officers may receive payments equal to 24 months salary, a bonus consideration and other employment benefits

In addition, the employment agreements and change of control agreements allow for the acceleration of un-vested and unexercised trust unit incentive rights.  These rights may be exercised for a period of 30 days following the date of termination of employment.

Compensation of Directors

Unrelated directors, other than the Chairman, receive an annual retainer of $15,000 plus a fee of $1,000 per meeting attended.  The Chairman receives an annual retainer of $25,000 plus a fee of $1,000 per meeting attended.  Director fees are paid on a quarterly basis.

During 2004, the unrelated directors were also granted trust unit incentive rights as follows:  Mr. Brussa - 10,000 trust unit incentive rights; Mr. Shwed - 10,000 trust unit incentive rights; Mr. Cassidy - 10,000 trust unit incentive rights;  Mr. Chwyl - 15,000  trust unit incentive rights; and Mr. Dargan - 10,000  trust unit incentive rights.

Liability Insurance of Directors and Officers

We maintain directors’ and officers’ liability insurance coverage for losses to Baytex if it is required to reimburse directors and officers, where permitted, and for direct indemnity of directors and officers where corporate reimbursement is not permitted by law.  This insurance protects us against liability (including costs), subject to standard policy exclusions, which may be incurred by directors and/or officers acting in such capacity for Baytex.

All of our directors and officers are covered by the policy and the amount of insurance applies collectively to all.  The cost of this insurance is $404,250 per annum.

Performance Graph

The Trust began trading on the Toronto Stock Exchange on September 8, 2003.  The following graph illustrates changes from September 8, 2003 to December 31, 2004, in our cumulative unitholder return, assuming an initial investment of $100 in trust units in 2003, compared to the S&P/TSX Composite Index, the TSX and Oil & Gas Producers Index and the S&P/TSX Capped Energy Trust Index, with all dividends and distributions reinvested.

	Sept. 8, 2003	Dec. 31, 2003	Dec. 31, 2004
Baytex Energy Trust	100	109.14	145.89
S&P/TSX Composite Index (1)	100	108.32	124.01
S&P/TSX Capped Energy Trust Index (2)	100	116.26	151.74

Notes:

(1)                                  The S&P/TSX Composite Index was previously called the TSE 300 Index.

(2)                                  The S&P/TSX Capped Energy Trust Index was previously called the S&P/TSX Canadian Energy Trust Index.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Corporate Governance

In 1995, The Toronto Stock Exchange Committee on Corporate Governance in Canada issued a report (the “TSE Report”) which included guidelines for effective corporate governance. These guidelines deal with the constitution of boards of directors and board committees, their functions, their independence from management and other means of addressing corporate governance practices. The Toronto Stock Exchange has, in accordance with the recommendations contained in the TSE Report, imposed a disclosure requirement on every  Toronto Stock Exchange listed company incorporated in Canada to disclose on an annual basis its approach to corporate governance with reference to the guidelines set out in the TSE Report.

Regulatory changes that have or will occur as a result of the enactment of the Sarbanes-Oxley Act 2002 in the United States and proposed changes to the Toronto Stock Exchange Corporate Governance Guidelines are continually monitored by the Board and the Board will take appropriate action as regulatory changes occur. Listed below are the current Toronto Stock Exchange guidelines and a brief discussion of Baytex’s compliance with each guideline.

1.                                       The board of directors should explicitly assume responsibility for stewardship of Baytex, and specifically for: (a) adoption of a strategic planning process, (b) identification of principal risks and ensuring the implementation of appropriate systems to manage these risks, (c) succession planning, including appointing, training and monitoring senior management, (d) communications policy for Baytex, and (e) integrity of Baytex’s internal control and management information systems.

The Board has statutory responsibility to oversee the conduct of the business of Baytex and to supervise management which is responsible for the day-to-day conduct of the business of Baytex. The Board’s fundamental objectives are to enhance and preserve long-term value in the trust units and to ensure Baytex meets its obligations on an ongoing basis. While the Board has delegated the responsibility for day-to-day management of Baytex to the management team, the Board has implicitly and explicitly acknowledged its responsibility for the stewardship of Baytex including the following:

(a)                                  The Board meets quarterly to review and provide guidance to Baytex’s senior executives on development and progress of Baytex’s strategic plans and operating budgets.

(b)                                 The Board has identified Baytex’s principal business risks and has developed a number of key strategies to protect Baytex from these risks and to help senior executives monitor these risks.

(c)                                  A Compensation Committee entirely made up of outside Board members annually reviews the performance of the Chief Executive Officer and other senior executives based on the performance of Baytex. Succession planning is the responsibility of this Committee.

(d)                                 The Board has discussed and considered how the Trust communicates with Unitholders and the public. The Board reviews all of the Trust’s communications to Unitholders and to the public.

(e)                                  The Board, directly and through its Audit Committee, assesses the integrity of the Trust’s internal control and management information systems.

2.                                       Majority of directors should be “unrelated” (free from conflicting interest).

The Board comprises six members, five of whom are unrelated directors and one of whom is a senior executive of Baytex. As a result, a majority of the members of the Board are unrelated members. The Trust does not have a significant Unitholder with the ability to exercise a majority of the votes for the election of directors.

3.                                       Disclose for each director whether he or she is related, and how that conclusion was reached. The Board  is made up of:

John A. Brussa	unrelated
W.A. Blake Cassidy	unrelated
Raymond T. Chan	related as President and Chief Executive Officer
Edward Chwyl	unrelated
Naveen Dargan	unrelated
Dale O. Shwed	unrelated

4.                                       Appointment of a committee responsible for appointment/assessment of directors and that is comprised exclusively of outside (i.e., non-management) directors, a majority of whom are unrelated directors.

Due to the size of the Board, the responsibility for recruitment for the Board has fallen on the Compensation Committee and the Chief Executive Officer and is discussed with other Board members prior to any nominations being made.

5.                                       Implement a process for assessing the effectiveness of the Board as a whole and its committees and individual directors.

The Board continually evaluates the effectiveness of itself. Due to the size of the Board, a separate committee has not been organized to fulfill this function.

6.                                       Provide orientation and education programs for new directors.

Existing Board members historically have provided orientation and education to new members on an informal basis. The Board believes that the procedures referred to in items 4 and 5 above and in this item have proven to be a practical and effective approach to these governance issues in light of Baytex’s particular circumstances, including the relatively small size of the Board, the size of Baytex and the nature and scope of Baytex’s business and operations and the expertise of Board members.

7.                                       Consider the size of the Board of Directors, and the impact of the number on the Board’s effectiveness.

Historically, the Board has felt that, due to the size and maturity of Baytex, the current number of Board members is adequate to provide the appropriate level of skill mix to guide Baytex. The size and make-up of the Board is continually being monitored by the existing Board members and such members have decided to add an additional independent director.

8.                                       The Board should review the adequacy and form of the compensation of directors to ensure compensation realistically reflects responsibilities and risks involved.

The Board, through its Compensation Committee, periodically reviews the adequacy and form of directors’ compensation.

9.                                       Committees of the Board should generally be composed of outside directors, a majority of whom are unrelated, although some committees, such as the executive committee, may include one or more inside directors.

The Committees established by the Board are composed as follows:

Committee	Related Directors	Unrelated Directors
Audit	—	3
Compensation	—	3
Reserves	—	3

10.                                 The Board should expressly assume responsibility for, or assign to a committee of directors, the general responsibility for developing Baytex’s approach to governance issues.

The Board as a whole is responsible for Baytex’s response to, and implementation of, the governance guidelines. The Board discharges that responsibility through consideration and review of Baytex’s corporate governance principles and bringing forth proposals regarding any changes necessary to respond to changes in the governance guidelines.

11.                                 The Board should define limits to management’s responsibilities by developing mandates for: (a) the Board and the Chief Executive Officer of Baytex and (b) the corporate objectives for which the Chief Executive Officer is responsible.

To date, Baytex has not developed position descriptions for the Board or the Chief Executive Officer. The Board currently sets Baytex’s annual objectives which become the objectives against which the Chief Executive Officer’s performance is measured.

12.                                 Establish procedures to enable the Board to function independently of management.

With the Board consisting of both related and unrelated directors, the Board has not been able to function totally independent of executive management. However, in matters that require independence of the Board from management, only the unrelated Board members take part in the decision-making responsibilities and evaluations.

13.                                 Establish an audit committee with a specifically defined mandate, that has open communication channels with the external auditor and is comprised entirely of outside directors. The audit committee’s duties should include oversight responsibility for management reporting and should ensure that management has designed and implemented an effective system of internal control.

All members of the Audit Committee are unrelated directors. The roles and responsibilities of the Audit Committee have been defined and include oversight responsibility for management reporting and internal control. The Audit Committee has direct communication channels with the external auditors. Baytex has no formal internal audit process.

14.                            Implement a system to enable an individual director to engage outside advisors at Baytex ‘s expense. The engagement of the outside advisor should be subject to the approval of an appropriate committee of the Board

Baytex has no formal policy which allows unrelated directors to engage outside advisors at Baytex’s expense. However, if such advisors were requested by a Board member, approval for engaging the advisors could be obtained from the remaining Board members.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

  Except as disclosed herein, there were no material interests, direct or indirect, of our insiders, proposed nominees for election as directors, or any associate or affiliate of such insiders or nominees since January 1, 2004, or in any proposed transaction, which has affected or would materially affect us or any of our subsidiaries.

INTEREST OF CERTAIN PERSONS AND COMPANIES

IN MATTERS TO BE ACTED UPON

Our management is not aware of any material interest of any director or executive officer or anyone who has held office as such since the beginning of our last financial year or of any associate or affiliate of any of the foregoing in any matter to be acted on at the meeting, save as is disclosed herein.

ADDITIONAL INFORMATION

We undertake to provide, upon request, a copy of our 2004 annual report, containing financial information in the management’s discussion and analysis of financial condition and results of operations and the 2004 audited financial statements sections, as well as a copy of our annual information form, subsequent interim financial statements and this information circular - proxy statement.  Our annual information form also contains disclosure relating to our audit committee and the fees paid to Deloitte & Touche LLP in 2004.  Copies of these documents may be obtained on request without charge from the Vice President, Finance and Chief Financial Officer of Baytex Energy Ltd. at Suite 2200, Bow Valley Square II, 205 – 5th Avenue S.W., Calgary, Alberta, T2P 2V7, telephone (403) 269-4282 or by accessing the disclosure documents available through the Internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) website at www.sedar.com.

OTHER MATTERS

Our management knows of no amendment, variation or other matter to come before the meeting other than the matters referred to in the notice of annual and special meeting.  However, if any other matter properly comes before the meeting, the accompanying proxy will be voted on such matter in accordance with the best judgment of the person voting the proxy.

The contents and the sending of this information circular – proxy statement have been approved by our directors.

Dated: April 4, 2005